EXHIBIT 4.8
SIXTH AGREEMENT FOR THE IMPLEMENTATION OF AMENDMENTS
----TO THE CORPORATE SERVICES MASTER AGREEMENT----

Agreement made in the City of Buenos Aires on the 12th day of November of 2013 by and between:

(i) CRESUD S.A.C.I.F. y A., domiciled at Moreno 877, Piso 23 in the Autonomous City of Buenos Aires, represented hereat by Messrs Eduardo Sergio ELSZTAIN and Saúl ZANG in their capacities as Attorneys-in-fact (hereinafter “CRESUD”) as party of the one part;

(ii) Alto Palermo S.A. (APSA), domiciled at Moreno 877, Piso 22 in the Autonomous City of Buenos Aires, represented hereat by Messrs Alejandro Gustavo ELSZTAIN and David Alberto PEREDNIK in their capacities as Attorneys-in-fact (hereinafter “APSA”), as party of the second part, and

(iii) IRSA Inversiones y Representaciones Sociedad Anónima, domiciled at Bolívar 108, Piso 1º in the Autonomous City of Buenos Aires and having established domicile for purposes hereof at Moreno 877, Piso 22 in the Autonomous City of Buenos Aires, represented hereat by Messrs. José Luis RINALDINI and Gastón Armando LERNOUD in their capacities as Attorneys-in-fact, as party of the third part (hereinafter “IRSA” and collectively with CRESUD and APSA designated as “THE PARTIES”).

WHEREAS:

(i) On June 30, 2004 THE PARTIES executed a Master Agreement for the Exchange of Corporate Services (hereinafter “the Master Agreement”);

(ii) On August 23, 2007 THE PARTIES executed the first Agreement for the Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the “First Agreement”), whereby certain amendments were introduced to the Areas of Exchange of Corporate Services and the Cost Distribution Bases, and new Individually Responsible Persons were appointed;

(iii) On August 14, 2008 and November 27, 2009, THE PARTIES executed the Second Agreement for the Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the "Second Agreement”) and the Third Agreement for the Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the “Third Agreement”), respectively, whereby new amendments were introduced to the Areas of Exchange of Corporate Services and the Cost Distribution Bases;

(iv) On March 12, 2010, THE PARTIES executed an Addendum to the Master Agreement for the Exchange of Corporate Services (hereinafter the “Addendum”) whereby THE PARTIES agree to unify in CRESUD the services of the Area of Exchange of Corporate Services, to the effect of which the employment agreements of most of the employees of such areas were transferred and the procedure to allocate the costs of potential labor expenses arising from retirement of employees was established;

(v) On July 11, 2011, THE PARTIES executed the Fourth Agreement for the Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the "Fourth Agreement”), and on October 15, 2012, THE PARTIES executed the Fifth Agreement for the Implementation of Amendments to the Corporate Services Master Agreement (hereinafter the "Fifth Agreement" and together with the First Agreement, the Second Agreement, the Third Agreement, and the Fourth Agreement, the “Agreements”), whereby new amendments were introduced to the Areas of Exchange of Corporate Services and the Cost Distribution Bases;

(vi) THE PARTIES have implemented the Master Agreement based on an Implementation Manual updated by Deloitte & Co. S.R.L., (hereinafter “Deloitte”) on February 11, 2008;

(vii) In accordance with the recommendations made by Deloitte on its semi-annual reports, new operational changes have been implemented in the Areas of Exchange of Corporate Services and the Cost Distribution Bases starting in July 2012, which THE PARTIES wish to acknowledge in writing;

(viii) In addition, pursuant to the modifications of the accounting standards in force in Argentina, THE PARTIES believe it is advisable to amend certain premises established in the Master Agreement;

(ix) THE PARTIES have disclosed the content of the SIXTH AGREEMENT FOR THE IMPLEMENTATION OF AMENDMENTS TO THE CORPORATE SERVICES MASTER AGREEMENT (hereinafter the “Sixth Agreement”) to their respective Audit Committees;

(x) The Board of Directors of APSA, CRESUD and IRSA approved the Sixth Agreement at the meeting held on November 12, 2013;

NOW IN CONSIDERATION OF THE FOREGOING, THE PARTIES hereby agree to execute this Sixth Agreement subject to the following terms and conditions:

ONE: THE PARTIES ratify that the Areas (as defined in the Master Agreement) and the calculation method applicable to the Exchange of Operational Services (also as defined in the Master Agreement) have been changed as from the dates listed below, amending therefore Exhibits I and II, as amended by the Agreements, to the Master Agreement as per the following detail:

(i) Starting in July 2012, a decision was made to change the distribution method applicable to the Insurance Area, and to amend Exhibit II accordingly so that as from such date it shall be made up as detailed in the new Exhibit II;

(ii) Starting in July 2012, a decision was made to change the name of the Hotels & Tourism Area to the name of Hotels, and the distribution method for such Area was also changed, hence amending Exhibit I and Exhibit II so that as from such date they shall be made up as detailed in the new Exhibit I and Exhibit II;

(iii) Starting in July 2012, in relation to the Finance Area: (a) the weighting of each Department was changed in the distribution method; (b) the Financial Analysis Sector was added; and (c) the name of the Business Analysis Department was changed to Planning Department and the distribution method was also changed, hence amending Exhibit I and Exhibit II so that as from such date they shall be made up as detailed in the new Exhibit I and Exhibit II;

(iv) Starting in July 2012 the distribution method applicable to the Financial Management Department of the Finance Area was changed to establish that total assets weighted at 40% and total liabilities weighted at 60% would be taken as a basis. Later, in January 2013 the distribution method applicable to the Financial Management Department of the Finance Area was changed back to the distribution method used before the modification in July 2012, so that during the period from July 2012 to January 2013, the distribution method used for the Financial Management Department was as specified in this clause and from January 2013 it was as specified in the new Exhibit II;

(v) Starting in July 2012 and in relation to the Technical, Infrastructure and Services, Purchases, Architecture and Design and Development and Works Area, the distribution method applicable to the Technical, Infrastructure and Services Department and the Planning and Control and Third Parties’ Services Divisions was changed, hence amending Exhibit II accordingly such that as from July 2012, it shall be made up as detailed in the new Exhibit II;

(vi) Starting in July 2012, a decision was made to include the Audit Committee Area within the Areas of Exchange, and Exhibit I and Exhibit II were amended accordingly so that as from July 2012, they shall be made up as detailed in the new Exhibit I and II;

(vii) Starting in July 2012 and in relation to the Management and Control Area a decision was made as follows: (a) to change the distribution method applicable to the Area; (b) to include the Shared Services Center Department (CSC); (c) to exclude the Accounting and Administrative Operations Department, establishing that the Accounting and Reporting Division would become an Area Department and that the Administrative Operations Division would become a Division within the Shared Services Center Department, in both cases subject to a new distribution method; (d) to exclude the Budget and Management Control Department and to include the Budget and Global Management Control Sector of the latter Department as a new Area Sector, also changing the distribution method (tasks performed to each company); (e) to exclude the Process Quality Division from the Systems and Technology Department, and to include it as a Division of the Shared Services Center Department, further adding to the Process Quality Division the provision of corporate services from the former Master Data Sector; (f) to exclude the Special Project and Control Sector and the Systems and Technology Department and include them as Divisions within the Shared Services Center Department, hence changing the method of distribution of costs for such new Divisions. In addition, the Systems and Technology Division adds the provision of corporate services from the former Information Security Sector; (g) to add the Business Operation, HHRR Shared Services Center Divisions and the Budget and Management Control Shared Services Center Sector to the Shared Services Center Department. In January 2013 the distribution method applicable to the Budget and Global Management Control Sector was changed. As a result of the foregoing, Exhibit II was amended accordingly so that as from July 2012 it shall be made up as detailed in the new Exhibit II, except for the distribution method applicable to the Budget and Global Management Control Sector which, during the period from July 2012 to January 2013, shall be as detailed in this clause and from January 2013 it shall be the one added to the new Exhibit II;

(viii) Starting in July 2012, a decision was made to exclude the Errand Running Area from the Areas of Exchange, and the Errand Running Service Sector was created within the Shared Services Center Department of the Administration and Control Area, and to amend Exhibit II accordingly so that as from July 2012 it shall be made up as detailed in the new Exhibit II;

(ix) Starting in July 2012, a decision was made to exclude the SOX Regulation Sector from the Audit and Control Area, and to include it as a Sector reporting to the Shared Services Center Department of the Administration and Control Area. In addition, it has been decided that, as of such date, the distribution method applicable to the SOX Regulation Sector was to be changed consisting in the average of total controls and scope controls. As from January 2013, the distribution method applicable to the SOX Regulation Sector was changed again. As a result of the decision adopted in this clause, it was further decided to modify Exhibit II such that as from July 2012 the SOX Regulation Sector is a part of the Shared Services Center Department (using the distribution method described in this clause) and as from January 2013 the cost distribution method applicable to such Sector shall be made up as detailed in the new Exhibit II;

(x) in addition, in relation to the Audit and Control Area, starting in July 2012, a decision was made to modify the distribution method applicable to the Fraud and Internal Audit Departments. In January 2013 a decision was made to exclude the Audit and Control Area from the Areas of Exchange and to include the Departments that were a part of it as two new Exchange Areas, and to change the name of the “Fraud” Department to “Fraud Prevention”. Therefore, Exhibit I and Exhibit II were amended accordingly so that during the period from July 2012 to January 2013 the applicable distribution method is as described in Exhibit II (as part of the Audit and Control Area) and as from January 2013 the Departments would become new Exchange Areas as described in the new Exhibit I and Exhibit II;

(xi) Starting in July 2012, a decision was made to include the Real Estate Business Management Area within the Exchange Areas, consisting of the following Sectors: Real Estate IT Services, Real Estate Business Analysis, Real Estate Credit Risk, Real Estate Legal Affairs, Real Estate Budget and Management Control. As a result of the foregoing, a decision was made to amend Exhibit I and Exhibit II accordingly so that as from July 2012 they shall be made up as detailed in the new Exhibit I and Exhibit II.

(xii) Starting in July 2012, a decision was made to include the HHRR Area of the Real Estate Business within the Exchange Areas, and to amend Exhibit I and Exhibit II in a manner such that as from July 2012, it shall be made up as detailed in the new Exhibit I and Exhibit II.

(xiii) Starting in July 2012, a decision was made to exclude the Public Affairs Area from the Areas of Exchange, and to amend Exhibit I and Exhibit II in a manner such that as from July 2012, it shall be made up as detailed in the new Exhibit I and Exhibit II.

(xiv) Starting in October 2012, a decision was made to include the Real Estate Business Board of Directors to be Distributed Area, and to amend Exhibit I and Exhibit II so that as of October 2012, they shall be made up as detailed in the new Exhibit I and Exhibit II;

(xv) Starting in February 2013, a decision was to include the Farming Investment Management Area among the Areas of Exchange, and to amend Exhibit I and Exhibit II so that as from February 2013, they shall be made up as detailed in the new Exhibit I and Exhibit II.

(xvi) Starting in January 2013, a decision was made to include the Governmental Affairs sector within the Real Estate Area, and to amend Exhibit II such that as from January 2013 it shall be made up as detailed in the new Exhibit II.

In consideration of the foregoing, the PARTIES hereby put on record that, subject to the clarifications detailed in the preceding clauses and for purposes of updating Exhibits I and II, they shall read as hereto attached for the periods and as from the dates indicated.

TWO: To amend clause d) of the section “1. Premises for the Implementation of the Project” of the Master Agreement so that such clause d) shall read as follows:

“The Project implementation shall not hinder identification of the financial transactions or services concerned, or have an adverse effect on the efficacy of internal control systems or the internal and external audit tasks of the PARTIES, or the possibility of stating the transactions related to the Agreement in accordance with the accounting standards in force and applicable to THE PARTIES.”

THE PARTIES confirm that Daniel E. Mellicovsky, Cedric Bridger and Abraham Perelman continue to be the Individually Responsible Persons on behalf of CRESUD, IRSA and APSA, respectively.

THREE: THE PARTIES agree that the costs related to the employees acting in the new Areas included pursuant to this Sixth Agreement, shall be governed in accordance with the terms and conditions set forth in the Master Agreement and the Addendum.

FOUR: THE PARTIES represent that all the sections of the Master Agreement, the Agreements and the Addendum that have not been amended pursuant to this Sixth Agreement continue to be fully in force.

In witness whereof, this Agreement is executed in three (3) copies of the same tenor and to a single effect in the place and on the date first written.

CRESUD S.A.C.I.F.y A.

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Attorneys-in-fact

IRSA Inversiones y Representaciones Sociedad Anónima

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Attorneys-in-fact

Alto Palermo S.A. (APSA)

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Attorneys-in-fact

Exhibit I
Description of Corporate Services Exchange Areas

Human Resources

The Human Resources sector renders to the Parties the service consisting in Human Resources Administration; Human Resources Management; Safety, Hygiene and Environment at the workplace, Organizational Culture Management and Project Management. Within the main activities of the sector we may mention payroll calculation activities, personnel administration, labor relationships, selection and training, remunerations and benefits, internal communication, third party control, etc.

Finance

The Finance sector renders to THE PARTIES the service consisting in Investor Relations, Capital Markets, Financial Risk, Planning, Management of Financial Transactions, Financial Analysis.

Institutional Relations

The Institutional Relations sector renders to THE PARTIES the service consisting in the development and control of advertising, broadcasting and marketing actions, relations with the media, preparation of articles, brochures and related activities.

Administration and Control

The Administration and Control sector controls all the accounting transactions of THE PARTIES. It is responsible for the companies’ management control and budget of structure expenses, and its main activities consist in the preparation of the financial statements, tax management, and supervision of the Shared Services Center.

Insurance

The Insurance sector is in charge of managing THE PARTIES’ assets’ coverage by negotiating, acquiring and monitoring insurance policies, dealing with claims in terms of coverage, collection, etc.

Safety

The Safety sector renders to THE PARTIES the surveillance service.

Contracts

The Contracts sector renders to THE PARTIES the service consisting in aid to the preparation, analysis and response to legal briefs, agreements, official letters, etc.

Technical, Infrastructure and Services, Purchases, Architecture and Design, and Development and Works

The Technical, Infrastructure and Services, Purchases, Architecture and Design, and Development and Works sector renders to THE PARTIES the services consisting in operational coordination of the following sectors: Architecture and Design; Works Development; Purchases and Hirings; and Technical, Infrastructure and Services.

Real Estate

The Real Estate sector renders to THE PARTIES the services consisting in sales and acquisitions of real estate, except for real estate assigned to the agricultural business.
It monitors the properties considered to be “land reserves” and takes part in the businesses arising from governmental grants (exploitation concessions and private initiatives).

Hotels

The Hotels sector renders to THE PARTIES the services consisting in the integration of the different areas of hotels along with their business relations. It carries out activities to optimize and control hotels’ management and organization.

Board of Directors to be Distributed

The Board of Directors to be Distributed sector includes the employees performing activities of support and assistance to the Parties’ Board of Directors.

Real Estate Business Board of Directors to be Distributed

The Real Estate Business Board of Directors to be Distributed sector includes the employees performing activities of support and assistance to the Board of Directors of IRSA and APSA.

General Management Department to be Distributed

The General Management Department to be Distributed sector includes employees performing activities of support and assistance to the Parties’ General Management Departments.

Board of Directors’ Safety

The Board of Directors’ Safety sector renders to the Parties the service consisting in comprehensive safety for the main officers acting in their Board of Directors.

Audit Committee

The Audit Committee sector includes the employees performing tasks of support and assistance to THE PARTIES' Audit Committee.

Real Estate Business Management

The Real Estate Business Management sector renders the following services to IRSA and APSA: budget and control management, analysis of new businesses, analysis of the business clients’ credit risk, IT support to shopping centers, marketing and leadership agreements for the business legal aspects.

Real Estate Business HHRR

The Real Estate Business HHRR sector renders to IRSA and APSA the service consisting in Human Resource Administration; Human Resource Management; Workplace Safety, Hygiene and Environment; Organizational Culture Management and Project Management. The main sector activities include, among others: personnel management, recruitment and training, compensation and benefits, internal communication, third party control, etc.

Fraud Prevention

The Fraud Prevention sector renders to THE PARTIES corporate Fraud Prevention services.

Internal Audit

The Internal Audit sector renders to THE PARTIES internal audit services.

Farming Investment Management

The Farming Investment Management sector renders to THE PARTIES services related to: attorney-in-fact's tasks, administration of vehicles, management of investments and/or farmland-related projects.

Exhibit II
Cost Distribution Bases

Corporate Departments	Department	Division / Subdivision	Distribution Method
Human Resources	Human Resources		By headcount (non-corporate personnel) and weighting the percentages of other areas (corporate personnel).
Project Management
Project Quality
Safety and Hygiene
Finance	Capital Markets
Weighting is as follows:
Capital Markets 20%
Relations with Investors 20%
Financial Risk 10%
Financial Administration 20%
Planning 20%
Financial Analysis 10%
Investors Relations: Number of business highlights during the semester, number of result announcements, number of meetings with investors (current or potential) to discuss the companies’ business and strategy, number of active coverages, number of result conferences, the complexity of the website of each company, number of relevant facts published in the Argentine Securities and Exchange Commission and the US Securities and Exchange Commission, and number of Roadshows (Deal o Non-Deal). All items involved are weighted in equal parts.
Capital Markets: Amount of financial transactions conducted in the period weighted at 70% and the remaining 30% corresponds to updates of offering memoranda and “horizontal” works (20F, annual reports, Press Release, etc.)
Financial Risk: Time invested in the duties performed.
Financial Administration: Total assets weighted at 40% and total liabilities weighted at 60%. The resulting percentage shall be weighted at 80% over the total. The remaining 20% will correspond to the percentage that each company consummates over the total inquiries for special transactions.
- Planning: Proportional among the three companies.
Financial Analysis: Time devoted to the tasks performed.

Relations with Investors
Financial Risk
Financial Administration
Planning
Financial Analysis

Institutional Relations	Institutional Relations		Tasks performed and the time spent in each.
Administration and Control Each one of the sectors comprising the Department is weighted.	Accounting y Reporting		The records of accounting and revenues per company are weighted.
	Taxes		Salaries are weighted according to the position and tasks performed (per company and in equal shares)
	Budget and Global Management Control		Same percentage as Administration and Control Department
	Shared Services Center (CSC) (the sectors reporting to it are weighted).	Administrative Operations	Records of revenues, records of expenses, records of treasury activity, records of collections and the number of sector’s payroll are weighted.
		Errand Running Service	Number of errands run.
		Sox Regulation	Distribution of key control % per front / company (scope matrixes on 2012 base + parking space process to be included in 2013)
		Special Projects and Control	Hours of tasks performed.
		Systems and Technology	Weighting of time spent in each task.
		Process Quality	Tasks performed and time spent in such tasks.
		Budget and Management Control – Shared Services Center	Same percentage as the Shared Services Center Department.
		Business Operations	Hours spent in each task.
		HHRR – Shared Services Center	50% weighting of percentages from Shared Services Center sectors; 50% weighting of percentages from corporate sectors.

Real Estate Business Management (each of the Departments comprising the Area are weighted. It does not render services to Cresud)	Real Estate IT Services		70% APSA, 30% to be distributed APSA and IRSA based on supervised projects.
	Real Estate Business Analysis		Hours devoted to reviewed projects as applicable to APSA or IRSA.
	Real Estate Credit Risk		Hours worked for each company.
	Real Estate Legal Affairs		Weighting of hours and salaries.
	Real Estate Budget and Management Control		Actual revenues per company.
Real Estate Business Board of Directors to be Distributed	Real Estate Business Board of Directors to be Distributed		Proportional between IRSA and APSA. Excludes Cresud.
Real Estate Business HHRR	Real Estate Business HHRR		Based on payroll.
Insurance	Insurance		Based on the amount of premiums under the annual insurance program.
Safety	Safety		Per hour
Contracts	Contracts		Number of contracts executed.
Technical, Infrastructure and Services, Purchases, Architecture and Design, and Development and Works Department An average is obtained from the Departments reporting to it
Technical, Infrastructure and Services
(APSA – IRSA: Weighted average from the Departments reporting to it less the percentage allocated to CRESUD.  CRESUD: a percentage is calculated based on the hours spent in the tasks performed/planned)
		Planning and Control	Weighted average of the areas under the supervision of the TIS Department of IRSA and APSA, excluding CRESUD.
		Logistics	Weighted between directly assigned personnel and centralized personnel distributed per square meter of the real property (IRSA and APSA) and time spent in tasks (CRESUD).
		Distributed Operations	Square meters of real property held, operated and to which maintenance services are provided (IRSA and APSA) and time spent in tasks (CRESUD).
		Architecture	IRSA/APSA: Personnel distributed per surface area and number of stores.
		Third parties' services	Distribution of resource allocation.
		Traveling Personnel	Maintenance hours (IRSA and APSA) and time spent in tasks (CRESUD).
		Engineering and Maintenance	Square meters of real property held, to which maintenance, engineering and other services are provided (IRSA and APSA) and time spent in tasks (CRESUD).
	Purchases and Hiring		Purchase orders with weighted volume and amounts thereof.
	Development and Works		Tasks performed and time spent in each.
	Architecture and Design		Completed projects.
	Environment and Quality		Number of case files submitted with the enforcing authority, and time spent in the follow-up and control thereof.

Real Estate	Real Estate	Salaries are weighted according to the position and tasks performed (per companies and in equal shares).
	Governmental Affairs	Weighting of allocated projects.
Hotels	Hotels	100% IRSA.
Internal Audit	Internal Audit	Times estimated/forecast in the annual plan.
Fraud Prevention	Fraud Prevention	Proportional among the three companies
Board of Directors to be Distributed	Board of Directors to be Distributed	Proportional among the three companies
Audit Committee	Audit Committee	Weighting of tasks performed.
General Management Department to be Distributed	General Management Department to be Distributed	Proportional among the three companies

Board of Directors’ Safety	Board of Directors’ Safety	Proportional among the three companies
Farming Investment Management	Farming Investment Management	Hours of tasks performed.